Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York 10022	1-212-447-9292

Andrew M. Murstein, President

Larry D. Hall, CFO

1-212-328-2100

1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL APPOINTS MARC ADELSON AS PRESIDENT OF ITS ASSET BASED LENDING DIVISION MEDALLION BUSINESS CREDIT

NEW YORK, NY – November 6, 2014 – Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, today announced the hiring of commercial finance veteran Marc Adelson to be the President of its asset based lending division Medallion Business Credit. Mr. Adelson will report to Medallion Financial President Andrew Murstein and Chief Operating Officer and Chief Credit Officer Brian O’Leary.

Mr. Adelson brings a wealth of asset based and leveraged finance experience to the position. He previously served as the CEO and President of Capital Business Credit, one of the largest privately held trade finance companies offering factoring and ABL products. Prior to CBC, he was co-head of CIT’s $7 billion ABL group and started de novo Heller Financial’s ABL division before leaving to join CIT.

Gerald Grossman, former President of Medallion Business Credit, will remain with the company working side by side with Mr. Adelson, as well as continuing to provide leadership on portfolio and new business matters.

“This is an exciting time for Medallion Financial as we expand our commercial finance presence to be the lender of choice to the small to mid market lending space,” said Mr. Murstein. “Medallion’s vision of being a solution provider to business owners continues with its lending product buildout and we anticipate bringing other complementary lending products to the market to augment our existing product lines.

Mr. Murstein continued, “Mr. Grossman and his tenured team, including the division’s Executive Vice President Ms. Connie Mitchko, have built a great business which is well positioned to move forward as we expand our nationwide reach. Medallion Business Credit is a thoughtful, patient secured lender, well positioned to offer its loan products to companies that are both seeking bank financing as well as seeking fresh capital from BDCs, debt funds and private equity sponsors for their acquisition, restructurings and debt placement initiatives, with a focus on core offerings $15 million and below.”

“I am delighted to take up my new role as President of Medallion Business Credit” Mr. Adelson said. “I look forward to working with the dedicated employees to further Medallion Business Credit’s growth by bringing new levels of innovation, customer experience and value to the marketplace.”

Inquiries to Mr. Adelson can be directed to madelson@medallion.com or (212)328-2144.

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Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2013 Annual Report on Form 10-K.